Exhibit 99.1

NEWS RELEASE

Contact:	Cynthia Skoglund	(714) 961-6320
Investor Relations

Beckman Coulter Announces Second Quarter 2010 Results

Reduces Full Year Outlook

Conference Call and Webcast of Accompanying Slides to be Held Today at 6:00 p.m. ET

ORANGE COUNTY, California, July 22, 2010 – Beckman Coulter, Inc. (NYSE: BEC), a leading developer, manufacturer and marketer of products that simplify, automate and innovate complex biomedical testing, announced today second quarter and first half ended June 30, 2010 results. Reported second quarter revenue, including $116.6 million from the recent Olympus Diagnostics acquisition (Olympus), was $902.0 million, up 19.2% over prior year quarter, or 17.9% in constant currency. On a constant currency basis, recurring revenue increased 17.5%. Recurring revenue, excluding the impact of Olympus, grew 3.2% in constant currency. Reported net earnings were $44.6 million, or $0.63 per fully diluted share. Adjusted for special items related primarily to restructuring charges and acquisition-related costs, and excluding Olympus intangibles amortization, net earnings were $60.1 million, or $0.84 per fully diluted share, a decrease of 15.2% from prior year quarter (See “Non-GAAP Financial Measures” and “Reconciling Items to Non-GAAP Financial Measures”.)

	Three Months Ended June 30			Six Months Ended June 30
	2010	2009	% Chg	2010	2009	% Chg
Reported Results (in millions, except per share)
Total Revenue	$902.0	$756.7	19.2%	$1,783.1	$1,448.2	23.1%
Recurring Revenue	$747.2	$629.0	18.8%	$1,478.5	$1,202.7	22.9%
Operating Income	$79.5	$75.9	4.7%	$159.4	$115.5	38.0%
Diluted Earnings per Share	$0.63	$0.94	(33.0%)	$1.17	$1.26	(7.1%)

Adjusted Results (revenue growth in constant currency)
Total Revenue Growth			17.9%			20.6%
Recurring Revenue Growth			3.2%			5.7%
(Excluding Olympus)
Operating Income[1]	$104.0	$97.5	6.7%	$207.6	$163.5	27.0%
Diluted Earnings per Share[1]	$0.84	$0.99	(15.2%)	$1.71	$1.70	0.6%

See “Non-GAAP Financial Measures,” where the impact of certain items on reported results are discussed.

[1]	Excluding Olympus intangibles amortization and other items noted in “Non-GAAP Financial Measures”

Beckman Coulter	Page 2

Management Commentary & Outlook

“High points in the second quarter included another strong contribution from the Olympus business, continued strength in Asia Pacific, 6% growth in International recurring revenue, solid instrument placements, and 28% growth in trailing twelve month adjusted EBITDA,” said Scott Garrett, Chairman, President and Chief Executive Officer. “At the same time, second quarter revenues, excluding Olympus, reflected continued softness in developed markets, only 1% growth in recurring revenue in the U.S., and difficult prior year comparisons. Earnings per share were lower than the year-ago quarter, which benefitted from a low tax rate due to discrete items and fewer shares outstanding.

“Although customer satisfaction and service always has been a hallmark of Beckman Coulter, recent compliance and quality challenges in the U.S. have prompted significant additional focus and investment in this area to ensure that we live up to the standards our customers expect. We have conducted a detailed assessment of our quality system and completed hundreds of customer site visits and 18 regional meetings in the U.S. with another 200 customers. We have identified root causes and developed remediation plans. Implementation is underway with some projects continuing through 2011. With customer satisfaction and retention our foremost focus, we have deferred some other initiatives pending resolution of the aforementioned issues. In addition, rather than scale operating expenses to short-term revenue trends, we are instead increasing investment in our customer-facing personnel and operations to enhance customer satisfaction and drive future revenue growth. These investments are expected to continue through 2011,” he said.

“First half 2010 results largely met our expectations, but quality challenges in the U.S. market, weakness in demand from life science markets and reduced expectations for our cellular business, lead us to lower revenue and earnings expectations for the full year. Although we continue to gain new customers in the U.S., partially offsetting accounts lost, recurring revenue in the U.S. is expected to be relatively flat until our quality challenges are behind us. We expect constant currency recurring revenue growth, excluding Olympus, to be about 5%, comprised of about 1% growth for the U.S. and around 9% growth outside the U.S. We are now projecting total 2010 revenue of between $3.65 billion to $3.70 billion. For 2010, our operating margin should be approximately 12.7% due to lower recurring revenue growth, increased staffing in our customer facing organization, and a stronger U.S. dollar. Earnings per fully diluted share are expected to be between $3.90 to $4.00 per share. Our 2010 outlook excludes Olympus intangibles amortization of approximately $23 million, purchase accounting adjustment of $6 million, restructuring charges associated with the Olympus acquisition and other site consolidation costs of approximately $31 million and the $8 million charge for the tax change on the Medicare subsidy. Our April 28, 2010 outlook for Olympus, non-operating expense, tax rate, share count, CAPEX and depreciation and amortization remain unchanged. (See complete 2010 outlook in the slides for our Second Quarter 2010 Earnings Conference Call and Webcast accessible on the company’s website).

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“We are working hard to address recent issues and are confident that, as we move through the second half of 2010 and restore affected customers to full value, we will emerge as an even better and stronger company. Despite the macroeconomic environment, our current challenges, and unfavorable currency trends, Beckman Coulter has a strong installed base of customers, an enviable new product pipeline, and a 75-year history of meeting the needs of customers,” Garrett said.

Q2 2010 Summary

Recurring revenue increased 17.5% in constant currency, including 14.3% due to the Olympus acquisition. Excluding Olympus, recurring revenue increased 3.2% in constant currency when compared to strong growth in prior year quarter. Automated Immunoassay recurring revenue grew 7.6% in constant currency in the quarter as strong demand in Europe and Asia Pacific was offset by weakness in the U.S. and Emerging Markets.

Cash instrument sales increased 19.9% in constant currency, due to the Olympus acquisition and a 27% increase in Flow Cytometry.

In the quarter, Clinical Diagnostics revenues increased 21.5% in constant currency due to Olympus and robust growth in Asia Pacific. Sales to life science customers decreased 3.2% in constant currency reflecting softer demand in developed markets, particularly Europe.

On a geographic basis, second quarter revenue in the U.S. increased 10%, due to Olympus. In constant currency, international revenue increased 25.7% as a result of Olympus and continued strong performance in Asia Pacific.

Operating income in the quarter was $79.5 million. On an adjusted basis, operating income totaled $104 million, an increase of 6.7% over prior year quarter. Adjusted operating margin was 11.5%, a 140 basis point reduction relative to prior year quarter, due to lower than expected recurring revenue growth and changes in product mix partially offset by a lower operating expense rate.

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Non-operating expense was $19.6 million (including $8.3 million of interest expense associated with the Olympus acquisition) compared to $2.5 million in non-operating income in the prior year quarter, which included a foreign currency gain of $20.5 million related to hedging the Olympus purchase. The tax rate in the quarter was 25.5% compared to 22.4% in the prior year quarter. The adjusted tax rate was 28.8% compared to 22.7% in the prior year quarter. The prior year quarter benefited from discrete items.

Net earnings were $44.6 million, or $0.63 per fully diluted share. Excluding Olympus intangibles amortization, restructuring and acquisition–related costs and other items described in the accompanying tables, second quarter adjusted net earnings were $60.1 million or $0.84 per fully diluted share, down from prior year quarter due to the higher tax rate and a higher share count.

Recent Developments

❖	Declared an $0.18 per share quarterly cash dividend payable on August 20, 2010 to all stockholders of record on August 6, 2010, representing the 87th consecutive quarterly cash dividend payout.
❖	Re-purchased 1.5 million shares of Beckman Coulter stock at an average price of $61.96 per share completing the company’s 2010 share repurchase program.
❖	Product Compliance and Quality
o	We continue to provide troponin test kits to U.S. laboratories which had an Access/Access 2 instrument in place as of March 23, 2010 running troponin; those laboratories may acquire additional Access 2 instruments for back-up or workload management.
o	We completed Stage One—study design—of the troponin clinical trial, which was reviewed with FDA in late May. We are now in Stage Two and identifying potential sites that meet the requirements for patient recruitment. We anticipate completing the study in time to file 510(k) submissions in the first half of 2011.
o	We received and responded to a Warning Letter from FDA related to our troponin recall.

First Half Summary

For the first six months of 2010, revenue increased 23.1%, or 20.6% in constant currency, versus first half 2009 due primarily to the Olympus acquisition. Year-to-date recurring revenue was up 22.9%, or 20.5% in constant currency, including 14.8% from Olympus. Excluding Olympus, recurring revenue increased 5.7% in constant currency when compared to the prior year period.

Beckman Coulter	Page 5

Operating income for the first six months was $159.4 million. On an adjusted basis, operating income grew to $207.6 million, a 27% increase over prior year due largely to operating leverage from the Olympus acquisition. Adjusted operating margin increased 30 basis points to 11.6%.

Non-operating expense was $42.1 million (including $16.7 million of interest expense associated with the Olympus acquisition) compared to $18.9 million in the prior year period (which included a net foreign currency gain of $8.7 million related to hedging the Olympus purchase and $3.2 million of incremental interest expense for financing the Olympus acquisition). The tax rate in the first six months was 29% compared to 15.7% in the prior year period. The adjusted tax rate was 26.3% (compared to 21.4% in the prior year period), in line with the company’s full year expectations. The tax rate for the first half of 2009 benefited from discrete items related primarily to tax settlements. Net earnings were $83.3 million, or $1.17 per fully diluted share. Excluding Olympus intangibles amortization, restructuring and acquisition-related costs and other items described in the accompanying tables, second half adjusted net earnings were $121.9 million or $1.71 per fully diluted share, up $0.01 from the prior year period due to the higher non-operating expense, tax rate and increased share count.

Investor Conference Call

There will be a conference call and webcast presentation of accompanying slides accessible on the company’s website today, Thursday, July 22, 2010 at 6:00 p.m. ET to discuss the second quarter and first half 2010 results. The call may be accessed by dialing (877) 516-3365 or (706) 679-3246 and asking for the Beckman Coulter conference call or reservation number 66344949. The presentation webcast will be available live and is accessible to all investors through Beckman Coulter’s website at www.beckmancoulter.com. When accessing the webcast through the Beckman Coulter site, select “go to IR” under Investor Relations and find the call listed under “What’s Ahead.” The webcast will be archived on both websites for future on-demand replay through Friday, August 13, 2010.

About Beckman Coulter

Beckman Coulter, Inc., based in Orange County, California, develops, manufactures and markets products that simplify, automate and innovate complex biomedical tests. More than 200,000 Beckman Coulter systems operate in laboratories around the world, supplying critical information for improving patient health and reducing the cost of care. Recurring revenue, consisting of consumable supplies (including reagent test kits), service and operating-type lease payments, represent about 80% of the company’s 2009 revenue of $3.3 billion. For more information, visit www.beckmancoulter.com.

Beckman Coulter	Page 6

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such statements contain words such as “may,” “will,” “might,” “expect,” “believe,” “anticipate,” “could,” “would,” “should,” “estimate,” “continue,” “pursue,” or the negative thereof or comparable terminology, and may include information regarding the company’s expectations, goals or intentions regarding the future, including without limitation statements regarding expectations or estimates of full-year earnings outlook, recurring revenue growth, risk management, product mix, expense management, constant currency, earnings growth, operating margins, currency exchange rates, pension expense, adjusted non-operating expense, expense management, providing service, restructuring and acquisition-related costs, hedging activities, tax rate, adjusted earnings per diluted share, capital expenditures, product and geographic leadership, stability of our sector, growth opportunities, quality, and depreciation and amortization. The outlook provided in this press release reflects Beckman Coulter’s current analysis of existing trends and information only as of the date of this press release, is based on the fiscal year ended 2009 and the quarter and six months ended June 30, 2010 adjusted results and does not include special items that have occurred or may occur in 2010.

This press release contains the company’s preliminary unaudited financial results for the quarter and six months ended June 30, 2010, and are subject to completion of our financial statements for these periods. These results may change as a result of further review by the company’s independent accountants and management. The completion of the review of our financial statements could result in additional changes to our financial results and could result in the identification of issues relating to the effectiveness of our internal control over financial reporting. Final second quarter 2010 results will be provided in the company’s quarterly report to the SEC on Form 10-Q.

Forward-looking statements included in this press release involve certain risks and uncertainties and are based on management’s current expectations, estimates, forecasts and projections about the company and are subject to risks and uncertainties, some of which may be beyond the company’s control, that could cause actual results and events to differ materially from those stated in the forward-looking statements. These risks and uncertainties include, but are not limited to, legal and regulatory changes, oversight or other activities, product quality and regulatory compliance requirements, including new 510K clearances for the use of our Troponin I test on our immunoassay systems, and the cost and time factors involved, FDA actions including recalls, warning letters and fines, failures in our internal processes and systems, the effects of healthcare reform; our ability to compete effectively; changes in laws and regulations; market demand for the company’s new and existing products; intellectual property infringement claims by others and our ability to protect the company’s intellectual property; difficulty in obtaining materials and components for our products; consolidation of our customer base, formation of group purchasing organizations and changes in customer inventory levels and inventory management practices; reductions in government funding to our customers; foreign currency exchange fluctuations; global market, economic and political conditions and natural disasters; costs associated with our supply chain initiatives; tax risks and regulations; changes in the value of our investment in marketable securities; and our ability to successfully acquire and integrate acquired businesses and realize the anticipated benefits from such acquisitions. Additional factors that could cause actual results to differ are discussed in Part I, Item 1A (Risk Factors) of the company’s Form 10-K filed with the SEC on February 22, 20010 as well as in the company’s quarterly report on form 10-Q filed since then and reports on Form 8-K. Therefore, the reader is cautioned not to rely on these forward-looking statements. Forward-looking statements contained in this press release are made only as of the date hereof, and we undertake no obligation to update these disclosures except as required by law.

Beckman Coulter	Page 7

Non-GAAP Financial Measures

“GAAP” refers to financial information presented in accordance with generally accepted accounting principles in the United States.

To supplement the condensed consolidated financial statements and discussion presented on a GAAP basis, this press release includes non-GAAP financial measures with respect to the quarter and first half ended June 30, 2010 and 2009 and with respect to Outlook for 2010. Management uses non-GAAP financial measures because it believes the appropriate analysis of our profitability cannot be effectively considered while incorporating the effect of unusual items and charges that have not been experienced consistently in prior periods. Also, management believes these non-GAAP measures facilitate our comparison of our historical results to our competitors. The Company reported the following non-GAAP financial measures: “adjusted operating income,” “adjusted operating margin,” “adjusted net earnings,” “adjusted diluted earnings per share,” “adjusted tax rate,” “adjusted earnings before interest, taxes and depreciation and amortization” (“EBITDA”), “return on invested capital” (“ROIC”), “free cash flow” and “constant currency growth.” The Company also provided its outlook for 2010 for “adjusted operating margin,” “adjusted tax rate” and “adjusted earnings per diluted share.” These non-GAAP financial measures are not in accordance with or an alternative to GAAP.

Adjusted operating income excludes the impact of charges associated with restructuring or relocations in connection with our supply chain improvement initiatives, acquisition and integration related expenses, environmental remediation, charges associated with acquisitions and upfront license fees, and other operating expense items, including the incremental amortization of intangible assets related to the Olympus acquisition. Some of the items excluded may be beyond the control of management and are less predictable than our core performance. We incurred restructuring costs associated with the Olympus acquisition and other site consolidation costs, however, management believes those costs do not reflect the ongoing performance of the core business. Management uses adjusted operating income to prepare operating budgets and forecasts and to measure our performance against those budgets and forecasts. Additionally, the Company uses adjusted operating income to evaluate management performance for compensation purposes. A reconciliation of operating income, the GAAP measure most directly comparable to adjusted operating income, is provided on the attached schedule.

Adjusted operating margin is calculated using adjusted operating income, as described above, divided by revenue. Management uses adjusted operating margin in its analysis of operating budgets and forecasts and to measure our performance against those budgets and forecasts, since this measure is reflective of our operating costs on an ongoing basis and excludes transactions or events that may be beyond the control of management or which are unpredictable. Management uses adjusted operating margin when evaluating the performance trends of our Company compared to others. A reconciliation of operating margin, the GAAP measure most directly comparable to adjusted operating margin, is provided on the attached schedule.

Adjusted net earnings excludes the impact of income and expense items excluded from adjusted operating income and non-operating income and expense items which are considered unusual and the related incremental tax effect of these items. Additionally, adjusted net earnings excludes the impact of a non-recurring charge for deferred tax assets associated with the recently enacted US health care reform legislation related to the Medicare drug subsidy. Adjusted diluted earnings per share exclude the effect of the same items described above from diluted earnings per share. Reconciliations of net earnings, the GAAP measure most directly comparable to adjusted net earnings, and earnings per share, the GAAP measure most directly comparable to adjusted earnings per share, are provided on the attached schedule.

Adjusted tax rate excludes the incremental tax effect of income and expense items excluded from adjusted net earnings, as described above. A reconciliation of the tax rate, the GAAP measure most directly comparable to adjusted tax rate, is provided on the attached schedule.

Adjusted EBITDA is a non-GAAP measure that management believes provides useful supplemental information for management and investors. Adjusted EBITDA is a tool that provides a measure of the adjusted net earnings, as described above, of the business before considering the impact of interest, taxes, depreciation and amortization. We believe adjusted EBITDA provides management with a means to analyze and evaluate the profitability of our business and its ability to generate cash flow before the effect of interest, taxes, depreciation and amortization. A reconciliation of net earnings, the GAAP measure most directly comparable to adjusted EBITDA, is provided on the attached schedule.

Beckman Coulter	Page 8

ROIC is a non-GAAP measure that management believes is useful to investors as a measure of performance and effectiveness of the use of capital in our operations. We use ROIC as one measure to monitor and evaluate performance and as a factor in evaluating management performance for long-term incentive compensation purposes. ROIC is not a measure of financial performance under GAAP and may not be defined and calculated by other companies in the same manner. The measure is calculated based upon the trailing twelve months earnings before income taxes, interest expense and non-GAAP reconciling items, but after estimated taxes, divided by average invested capital, calculated as the average of invested capital for the current period and the twelve months prior period using a two point average. Invested capital is calculated as total assets less cash, investments and current liabilities. A reconciliation of net income, the GAAP measure most directly comparable to adjusted ROIC, is provided on the attached schedule.

Free cash flow is a non-GAAP measure that management believes provides useful supplemental information for management and investors, because it reports the cash provided by operating activities after cash invested in property, plant and equipment. We believe this measure provides management and investors with a measure to determine the health of the business and cash flow generated by the business in excess of the cash needed to be reinvested in the business. A reconciliation of cash provided by operating activities, the GAAP measure most directly comparable to free cash flow, is provided on the attached schedule.

Our discussion of international revenue includes comparisons on a constant currency basis, which we have previously defined in our annual report on Form 10-K. We believe use of this measure aids in the understanding of our operations without the impact of foreign currency. This presentation is consistent with our internal use of the measure, which we use to measure the changes in our operating results against prior periods and against our internally developed targets. We believe our investors also use this measure to analyze the underlying trends in our international operations.

Our Outlook for 2010 adjusted operating income, adjusted operating margin, adjusted tax rate, and adjusted earnings per diluted share exclude the impact of charges or write-offs associated with acquisitions, environmental remediation, restructuring, including relocations in connection with our supply chain improvement initiatives, acquisition and integration related costs, gains or losses upon sale of assets or businesses, the deferred tax charge as a result of healthcare reform and other items that we do not expect to be recurring, because we are unable to forecast such items with reasonable predictability and do not include those items in our operating budgets. Management believes those costs do not reflect the ongoing performance of the core business. The Company is not able to provide a reconciliation of projected non-GAAP financial measures to expected reported results due to our inability to forecast charges associated with future transactions and initiatives. However, management believes our Outlook for 2010, using the non-GAAP measures indicated, reflects management’s expectation of the performance of the core operations of the Company and believes this information is useful to investors to view our operations through the eyes of management.

The presentation of historical non-GAAP financial measures is not meant to be considered in isolation from or as a substitute for results prepared in accordance with GAAP. We use these non-GAAP measures to supplement net earnings and other corresponding measures on a basis prepared in conformance with GAAP. These non-GAAP financial measures reflect additional ways of viewing aspects of our operations that when viewed with our GAAP results provide a more complete understanding of factors and trends affecting our business. However, investors should understand that the excluded items are actual income and expenses that may impact the cash available to us for other uses. We strongly encourage investors to consider both net earnings and cash flows determined under GAAP as compared to the non-GAAP measures presented and to perform their own analysis, as appropriate.

Beckman Coulter	Page 9

Reconciling Items to Non-GAAP Financial Measures

The non-GAAP measures described above exclude the following items:

a)	Restructuring and acquisition related costs – For the quarter and six months ended June 30, 2010 and 2009, we recorded restructuring and acquisition related charges of $13.0 million and $21.6 million and $31.2 million and $48.0 million, respectively. The charges during 2010 were primarily associated with integration costs related to our acquisition of Olympus and completion of supply chain improvement initiatives, while during 2009, the charges were primarily related to supply chain improvement initiatives, the Orange County consolidation project, and related charges for severance, relocation, asset impairment and other duplicative exit costs, and $10.9 million and $20.7 million for the quarter and six months ended June 30, 2009, respectively, of acquisition related expenses, primarily pertaining to legal and consulting services.

b)	Olympus intangible asset amortization – $5.6 million and $11.1 million for the quarter and six months ended June 30, 2010, respectively.

c)	Fair market value inventory adjustment – We recorded a charge of $5.9 million during the quarter ended June 30, 2010, related to the fair value of acquired inventory in connection with the Olympus acquisition, as the acquired inventory was sold.

d)	Forward contract gain – acquisition – Consideration for the acquisition of the lab-based diagnostics business of Olympus Corporation was paid in Japanese Yen. To mitigate unfavorable fluctuation in the movement of the Yen in relation to the U.S. dollar, we entered into forward contracts to purchase Japanese Yen at the spot rate to effectively fix the U.S. dollar cost of the closing payment to approximately $780 million. These business acquisition related forward contracts cannot be designated as hedged instruments under accounting rules. Gains or losses on derivative contracts not designated as a hedged instrument are recognized in earnings. As a result, we recognized a gain of approximately $20.5 million and $8.7 million for the quarter and six months ended June 30, 2009, respectively, which is reflected within non-operating income in our consolidated statements of earnings.

e)	Interest expense on debt offering – On May 26, 2009, we issued $250 million principal amount of the Company’s 6% Senior Notes due 2015 and $250 million principal amount of the Company’s 7% Senior Notes due 2019 (the “Notes”). The proceeds from the Notes were used in the third quarter to partially fund the acquisition of the lab-based diagnostics business of Olympus Corporation. During the second quarter of 2009, we incurred approximately $3.2 million in net interest expense associated with these Notes.

f)	Deferred tax asset charge – For the six months ended June 30, 2010, we recorded an $8.0 million charge resulting from the recently enacted U.S. health care reform legislation. This new legislation eliminated the Federal income tax deduction for the portion of the prescription drug expenses of retirees for which companies receive reimbursement under the Medicare Part D drug subsidy program.

BECKMAN COULTER, INC.

CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS

(in millions, except amounts per share and share data)

(unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2010	2009	2010	2009
Recurring revenue – supplies, service and lease payments	$747.2	$629.0	$1,478.5	$1,202.7
Cash instrument sales	154.8	127.7	304.6	245.5

Total revenue	902.0	756.7	1,783.1	1,448.2

Cost of recurring revenue	365.1	285.0	719.6	553.3
Cost of cash instrument sales	139.8	114.8	261.4	218.9

Total cost of sales	504.9	399.8	981.0	772.2

Operating costs and expenses
Selling, general and administrative	226.8	191.2	449.7	377.1
Research and development	63.9	60.7	134.0	120.6
Amortization of intangible assets	13.9	7.5	27.8	14.8
Restructuring and acquisition related costs	13.0	21.6	31.2	48.0

Total operating costs and expenses	317.6	281.0	642.7	560.5

Operating income	79.5	75.9	159.4	115.5

Non-operating expense (income)
Interest income	(1.3)	(1.3)	(2.6)	(2.6)
Interest expense	24.6	17.5	48.7	28.4
Other, net	(3.7)	(18.7)	(4.0)	(6.9)

Total non-operating expense (income)	19.6	(2.5)	42.1	18.9

Earnings before income taxes	59.9	78.4	117.3	96.6
Income tax provision	15.3	17.6	34.0	15.2

Net earnings	$44.6	$60.8	$83.3	$81.4

Basic earnings per share	$0.63	$0.95	$1.18	$1.28

Diluted earnings per share	$0.63	$0.94	$1.17	$1.26

Weighted average number of shares outstanding (in thousands)
Basic	70,599	63,841	70,461	63,693
Diluted	71,360	64,828	71,408	64,428

BECKMAN COULTER, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(in millions)

(unaudited)

	June 30,	December 31,
	2010	2009
Assets
Current assets
Cash and cash equivalents	$268.5	$288.8
Trade and other receivables, net	789.1	827.9
Inventories	575.5	596.8
Deferred income taxes	59.4	79.0
Prepaids and other current assets	142.6	77.4

Total current assets	1,835.1	1,869.9

Property, plant and equipment, net	619.3	621.9
Customer leased instruments, net	486.9	523.0
Long term investments available for sale, at fair value	69.8	—
Goodwill	1,042.2	1,041.9
Other intangible assets, net	533.9	561.8
Other assets	61.4	58.6

Total assets	$4,648.6	$4,677.1

Liabilities and Stockholders’ Equity
Current liabilities
Accounts payable	$256.6	$235.7
Accrued expenses	492.0	540.1
Income taxes payable	—	5.6
Short-term borrowings	3.8	1.8
Current maturities of long-term debt	8.7	24.1

Total current liabilities	761.1	807.3

Long-term debt, less current maturities	1,336.0	1,305.9
Deferred income taxes	47.2	50.1
Other liabilities	525.8	552.6

Total liabilities	2,670.1	2,715.9

Commitments and contingencies
Stockholders’ equity
Preferred stock	—	—
Common stock	7.4	7.4
Additional paid-in capital	890.4	886.8
Retained earnings	1,540.6	1,482.7
Accumulated other comprehensive loss	(254.6)	(176.8)
Treasury stock, at cost	(205.3)	(238.9)
Common stock held in grantor trust, at cost	(22.8)	(21.3)
Grantor trust liability	22.8	21.3

Total stockholders’ equity	1,978.5	1,961.2

Total liabilities and stockholders’ equity	$4,648.6	$4,677.1

BECKMAN COULTER, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(in millions)

(unaudited)

	Six Months Ended June 30,
	2010	2009
Cash flows from operating activities
Net earnings	$83.3	$81.4
Adjustments to reconcile net earnings to net cash provided by operating activities
Depreciation and amortization	179.9	138.8
Provision for doubtful accounts receivable	4.1	0.2
Share-based compensation expense	14.9	18.7
Gain on sale of business	(1.0)	—
Accreted interest on convertible debt	7.5	7.1
Amortization of pension and postretirement costs	9.6	7.9
U.S. pension trust contributions	(20.0)	(24.0)
Deferred income taxes	15.0	(10.0)
Changes in assets and liabilities, net of acquisitions
Trade and other receivables	(8.4)	24.5
Prepaid and other current assets	(27.2)	(12.9)
Inventories	(12.3)	(50.4)
Accounts payable and accrued expenses	28.8	40.8
Income taxes payable	(7.2)	14.4
Long-term lease receivables	3.1	7.6
Other	(3.6)	(18.6)

Net cash provided by operating activities	266.5	225.5

Cash flows from investing activities
Additions to property, plant and equipment	(76.9)	(66.0)
Additions to customer leased instruments	(85.8)	(72.7)
Purchase of investments	(130.5)	—
Proceeds from sale of investments	33.8	—
Proceeds from sale of business	3.0	—
Payments for business acquisitions and technology licenses, net of cash acquired	(27.6)	(18.8)

Net cash used in investing activities	(284.0)	(157.5)

Cash flows from financing activities
Dividends to stockholders	(25.4)	(21.7)
Proceeds from issuance of stock	42.4	28.9
Repurchase of common stock as treasury stock	(14.8)	—
Repurchase of common stock held in grantor trust	—	(1.7)
Excess tax benefits from share-based payment transactions	3.1	1.3
Net borrowings (payments) on lines of credit	2.0	(18.9)
Proceeds from issuance of long-term debt, net	—	497.8
Debt borrowings	22.4	—
Debt repayments	(16.2)	—
Debt issuance costs	—	(9.0)

Net cash provided by financing activities	13.5	476.7

Effect of exchange rates on cash and cash equivalents	(16.3)	0.8

Change in cash and cash equivalents	(20.3)	545.5
Cash and cash equivalents-beginning of period	288.8	120.0

Cash and cash equivalents-end of period	$268.5	$665.5

BECKMAN COULTER, INC.

SEGMENT REVENUES (1)

(in millions)

(unaudited)

	Three Months Ended June 30,		Reported Growth %	Constant Currency Growth %(2)
	2010	2009
Clinical Diagnostics
Chemistry and Clinical automation	$333.9	$218.7	52.6%	51.5%
Cellular Analysis	239.2	226.4	5.7%	3.9%
Immunoassay and Molecular Diagnostics	222.4	202.7	9.7%	8.6%

Total Clinical Diagnostics	795.5	647.8	22.8%	21.5%

Life Sciences	106.5	108.8	-2.1%	-3.2%

Total revenues	$902.0	$756.7	19.2%	17.9%

	Six Months Ended June 30,		Reported Growth %	Constant Currency Growth %(2)
	2010	2009
Clinical Diagnostics
Chemistry and Clinical automation	$656.8	$425.7	54.3%	51.7%
Cellular Analysis	478.3	439.9	8.7%	6.1%
Immunoassay and Molecular Diagnostics	436.2	379.6	14.9%	12.7%

Total Clinical Diagnostics	1,571.3	1,245.1	26.2%	23.7%

Life Sciences	211.8	203.0	4.3%	1.9%

Total revenues	$1,783.1	$1,448.2	23.1%	20.6%

(1)	Amounts may not foot due to rounding
(2)	Constant currency growth as presented herein represents -
Current period constant currency revenue less prior year reported revenue / Prior year reported revenue

Clinical Diagnostics

Chemistry and Clinical Automation includes:

•	Protein and rapid test products
•	Clinical Automation

Cellular includes:

•	Hematology
•	Coagulation
•	Flow cytometry and related products

Immunoassay and Molecular Diagnostics includes:

•	All immunoassay products
•	Molecular diagnostics products

Life Sciences includes:

•	Life science tools: (All robotic automation, genetic analysis products, centrifuge and analytical systems)
•	Industrial particle characterization

BECKMAN COULTER, INC.

REVENUE BY GEOGRAPHY (1)

(in millions)

(unaudited)

	Three Months Ended June 30,		Reported Growth %	Constant Currency Growth %(2)
	2010	2009
Revenue by geography:
United States	$414.5	$376.7	10.0%	10.0%
Europe	199.2	166.1	19.9%	22.5%
Emerging Markets (3)	80.2	62.2	28.9%	23.7%
Asia Pacific	150.1	102.9	45.9%	40.5%
Other (4)	58.1	48.7	19.2%	7.9%

Total revenues	$902.0	$756.7	19.2%	17.9%

	Six Months Ended June 30,		Reported Growth %	Constant Currency Growth %(2)
	2010	2009
Revenue by geography:
United States	$816.5	$732.8	11.4%	11.4%
Europe	404.8	310.9	30.2%	28.4%
Emerging Markets (3)	151.7	113.1	34.1%	27.7%
Asia Pacific	299.5	199.6	50.0%	43.9%
Other (4)	110.6	91.7	20.6%	8.6%

Total revenues	$1,783.1	$1,448.2	23.1%	20.6%

(1)	Amounts may not foot due to rounding
(2)	Constant currency growth as presented herein represents -
Current period constant currency revenue less prior year reported revenue / Prior year reported revenue
(3)	Includes Eastern Europe, Russia, Middle East, Africa and India
(4)	Includes Canada and Latin America

BECKMAN COULTER, INC.

SALES MIX (1)

(in millions)

(unaudited)

	2010
	Qtr 1	Qtr 2
Recurring revenue	$731.3	$747.2
Cash instrument sales	149.8	154.8

Total revenues	$881.1	$902.0

	2009
	Qtr 1	Qtr 2	Qtr 3	Qtr 4	Year
Recurring revenue	$573.7	$629.0	$676.1	$766.4	$2,645.2
Cash instrument sales	117.8	127.7	146.7	223.2	615.4

Total revenues	$691.5	$756.7	$822.8	$989.6	$3,260.6

	2008
	Qtr 1	Qtr 2	Qtr 3	Qtr 4	Year
Recurring revenue	$579.3	$618.7	$594.6	$610.0	$2,402.6
Cash instrument sales	151.2	179.6	164.2	201.3	696.3

Total revenues	$730.5	$798.3	$758.8	$811.3	$3,098.9

(1)	Amounts may not foot due to rounding

BECKMAN COULTER, INC.

RECONCILIATION OF GAAP OPERATING INCOME AND MARGIN TO

ADJUSTED OPERATING INCOME AND MARGIN (1) (2)

(in millions)

(unaudited)

	Three Months Ended June 30,
	2010	2009
GAAP operating income	$79.5	$75.9
Reconciling items:
Restructuring and acquisition related costs (a)	13.0	21.6
Olympus intangible asset amortization (b)	5.6	—
Fair market value inventory adjustment (c)	5.9	—

Adjusted operating income	$104.0	$97.5

GAAP operating margin	8.8%	10.0%

Impact of adjustments	2.7%	2.9%

Adjusted operating margin	11.5%	12.9%

	Six Months Ended June 30,
	2010	2009
GAAP operating income	$159.4	$115.5
Reconciling items:
Restructuring and acquisition related costs (a)	31.2	48.0
Olympus intangible asset amortization (b)	11.1	—
Fair market value inventory adjustment (c)	5.9	—

Adjusted operating income	$207.6	$163.5

GAAP operating margin	8.9%	8.0%

Impact of adjustments	2.7%	3.3%

Adjusted operating margin	11.6%	11.3%

(1)	Amounts may not foot due to rounding.
(2)	See accompanying Non-GAAP Financial Measures section for description of Non-GAAP adjustments.

BECKMAN COULTER, INC.

RECONCILIATION OF GAAP NET EARNINGS TO ADJUSTED NET EARNINGS (1) (2)

(in millions, except amounts per share)

(unaudited)

	Three Months Ended June 30,
	2010		2009
	Amount	Per Diluted Share	Amount	Per Diluted Share
GAAP net earnings	$44.6	$0.63	$60.8	$0.94
Reconciling items:
Restructuring and acquisition related costs (a)	13.0	0.17	21.6	0.35
Olympus intangible asset amortization (b)	5.6	0.08	—	—
Fair market value inventory adjustment (c)	5.9	0.08	—	—
Forward contract gain – acquisition (d)	—	—	(20.5)	(0.33)
Interest expense on debt offering (e)	—	—	3.2	0.05

Adjustment for income taxes	(9.0)	(0.12)	(1.2)	(0.02)

Adjusted net earnings	$60.1	$0.84	$63.9	$0.99

	Six Months Ended June 30,
	2010		2009
	Amount	Per Diluted Share	Amount	Per Diluted Share
GAAP net earnings	$83.3	$1.17	$81.4	$1.26
Reconciling items:
Restructuring and acquisition related costs (a)	31.2	0.44	48.0	0.75
Olympus intangible asset amortization (b)	11.1	0.16	—	—
Fair market value inventory adjustment (c)	5.9	0.08	—	—
Forward contract gain – acquisition (d)	—	—	(8.7)	(0.13)
Interest expense on debt offering (e)	—	—	3.2	0.05

Adjustment for income taxes	(17.6)	(0.25)	(14.5)	(0.23)

Deferred tax asset write-off (f)	8.0	0.11	—	—

Adjusted net earnings	$121.9	$1.71	$109.4	$1.70

(1)	Amounts may not foot due to rounding.
(2)	See accompanying Non-GAAP Financial Measures section for description of Non-GAAP adjustments.

BECKMAN COULTER, INC.

RECONCILIATION OF GAAP TAX RATE TO ADJUSTED TAX RATE (1) (2)

(in millions)

(unaudited)

	Three Months Ended June 30,
	2010	2009
GAAP tax rate	25.5%	22.4%
Reconciling items:
Restructuring and acquisition related costs (a)	1.8%	1.8%
Olympus intangible asset amortization (b)	0.7%	—
Fair market value inventory adjustment (c)	0.8%
Forward contract gain – acquisition (d)	—	(1.8)%
Interest expense on debt offering (e)	—	0.3%

Adjusted tax rate	28.8%	22.7%

	Six Months Ended June 30,
	2010	2009
GAAP tax rate	29.0%	15.7%
Reconciling items:
Restructuring and acquisition related costs (a)	2.7%	6.5%
Olympus intangible asset amortization (b)	0.9%	—
Fair market value inventory adjustment (c)	0.5%	—
Forward contract gain – acquisition (d)	—	(1.3)%
Interest expense on debt offering (e)	—	0.5%

Deferred tax asset write-off (f)	(6.8)%	—

Adjusted tax rate	26.3%	21.4%

(1)	Amounts may not foot due to rounding.
(2)	See accompanying Non-GAAP Financial Measures section for description of Non-GAAP adjustments.

BECKMAN COULTER, INC.

RECONCILIATION OF GAAP NET EARNINGS TO ADJUSTED EBITDA (1) (2)

(in millions)

(unaudited)

	Three Months Ended June 30,
	2010	2009
GAAP net earnings	$44.6	$60.8

Income taxes	15.3	17.6
Interest expense	24.6	17.5
Depreciation and amortization	90.8	71.3

EBITDA	175.3	167.2

Reconciling items:
Restructuring and acquisition related costs (a)	13.0	21.6
Fair market value inventory adjustment (c)	5.9	—
Forward contract gain – acquisition (d)	—	(20.5)

Adjusted EBITDA	$194.2	$168.3

	Six Months Ended June 30,
	2010	2009
GAAP net earnings	$83.3	$81.4

Income taxes	34.0	15.2
Interest expense	48.7	28.4
Depreciation and amortization	179.9	138.8

EBITDA	345.9	263.8

Reconciling items:
Restructuring and acquisition related costs (a)	31.2	48.0
Fair market value inventory adjustment (c)	5.9	—
Forward contract gain – acquisition (d)	—	(8.7)

Adjusted EBITDA	$383.0	$303.1

(1)	Amounts may not foot due to rounding.
(2)	See accompanying Non-GAAP Financial Measures section for description of Non-GAAP adjustments.

BECKMAN COULTER, INC.

RECONCILIATION OF GAAP NET EARNINGS TO ROIC

(in millions)

(unaudited)

	Trailing Twelve Months for the Period Ended June 30,
	2010	2009	2008
Return
GAAP net earnings	$149.0	$180.6	$187.7

Income taxes	56.1	39.1	65.6
Interest expense	96.9	61.4	56.7

Reconciling items:
Restructuring and acquisition related costs	135.5	64.0	12.6
Olympus intangible asset amortization	20.7	—	—
Fair market value inventory adjustment	27.9	—	—
Charges for licensing rights for products under development	—	11.7	12.0
Environmental remediation	—	19.0	—
Miami vacant land sale	—	—	(26.2)
Beckman Coulter foundation contribution	—	—	9.0
In-process research and development charges	—	—	35.4
Other items	(6.5)	(8.7)	(2.0)

Adjusted earnings before interest and income taxes	479.6	367.1	350.8
Estimated income tax expense (3)	(136.7)	(84.8)	(97.3)

(1) Adjusted earnings before interest but after taxes	342.9	282.3	253.5

Invested capital
Total assets	4,648.6	4,177.3	3,693.4
Less: Cash and cash equivalents	(268.5)	(665.5)	(69.5)
Less: Current liabilities	(761.1)	(655.8)	(759.3)
Less: Investments	(98.0)	—	—

Total invested capital	3,521.0	2,856.0	2,864.6

(2) Average invested capital (Two point average)	$3,188.5	$2,860.3	$2,755.7

ROIC (1)/(2)	10.8%	9.9%	9.2%

We define ROIC as the percentage resulting from the following calculation:

(1)	Trailing twelve months earnings before income taxes, interest expense and non-GAAP reconciling items, but after estimated taxes, divided by;
(2)

Average invested capital, calculated as the average of invested capital for the current period and the twelve months prior period using a two point average. Invested capital is calculated as total assets less cash, investments and current liabilities.

(3)	Estimated income tax expense is calculated using the twelve month average of our adjusted tax rate.

BECKMAN COULTER, INC.

RECONCILIATION OF FREE CASH FLOW

(in millions)

(unaudited)

	Six Months Ended June 30,
	2010	2009
Net cash provided by operating activities	$266.5	$225.5
Additions to property, plant and equipment	(76.9)	(66.0)
Additions to customer leased instruments	(85.8)	(72.7)

Free cash flow	$103.8	$86.8